                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No. 3)*


                                COMPUTALOG LTD.
                      ------------------------------------
                                (Name of Issuer)


                                     Common
                      ------------------------------------
                         (Title of Class of Securities)


                                   204908958
                      ------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 204908958                                       Page 2 of 4 Pages

1.  NAME OF REPORTING PERSON
    Ontario Municipal Employees Retirement Board

    S.S. OR IDENTIFICATION NO. OF ABOVE PERSON     04 2722987
    One University Avenue, Suite 1000, Toronto, Ontario M5J 2P1 CANADA
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
    Inapplicable                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY



-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Ontario, Canada

-------------------------------------------------------------------------------
  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        291,300
               |    -----------------------------------------------------------
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |        0
               |    -----------------------------------------------------------
     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        291,300
               |    -----------------------------------------------------------
    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |        0
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    291,300
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Inapplicable
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.5827
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


    EP

CUSIP No. 204908958                                       Page 3 of 4 Pages

Item 1(a)      Name of Issuer:

               COMPUTALOG LTD.
-------------------------------------------------------------------------------
Item 1(b)      Address of Issuer's Principal Executive Offices:

               2000, 530-8th Avenue South West, Calgary Alberta T2P 3S8 Canada.
-------------------------------------------------------------------------------
Item 2(a)      Name of Person Filing:

               Ontario Municipal Employees Retirement Board
-------------------------------------------------------------------------------
Item 2(b)      Address of Principal Business Office:

               One University Avenue, Suite 1000
               Toronto, Ontario  Canada  M5J 2P1
------------------------------------------------------------------------------
Item 2(c)      Citizenship:

               Incorporated in Ontario, Canada
-------------------------------------------------------------------------------
Item 2(d)      Title of Class of Securities:

               Common
-------------------------------------------------------------------------------
Item 2(e)      CUSIP Number:

               204908958
-------------------------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)(   )  Broker or Dealer registered under Section 15 of the Act

         (b)(   )  Bank as defined in Section 3(a)(6) of the Act

         (c)(   )  Insurance Company as defined in Section 3(a)(19) of the Act

         (d)( ) Investment Company registered under Section 8 of the Investment Company Act

         (e)( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f)( X ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section
                   240.13d-1(b)(1)(ii)(F)

                   Filing a Schedule 13G pursuant to a No Action Letter dated February 14, 1994.

         (g)( ) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)

         (h)(   )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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Item 4         Ownership

      If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                    (a)  Amount beneficially owned:

                         291,300

                    (b)  Percent of class:

                         2.5827

                    (c)  Number of shares as to which such person has:

                        (i)      sole power to vote or to direct the vote:

                                 291,300

                        (ii)     shared power to vote or to direct the
                                 vote:

                                 0

                        (iii) sole power to dispose or to direct the disposition of:

                                 291,300

                        (iv) shared power to dispose or to direct the disposition of:

CUSIP No. 204908958                                       Page 4 of 4 Pages

-------------------------------------------------------------------------------
Item 5        Ownership of Five Percent or Less of a Class:

       If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

-------------------------------------------------------------------------------
Item 6        Ownership of More than Five Percent on Behalf of Another
              Person:

              Not Applicable
-------------------------------------------------------------------------------
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:

              Not Applicable
-------------------------------------------------------------------------------
Item 8        Identification and Classification of Members of the Group:

              Not Applicable
-------------------------------------------------------------------------------
Item 9        Notice of Dissolution of Group:

              Not Applicable
-------------------------------------------------------------------------------
Item 10       Certification:

              Not Applicable


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:  February   1998





                                  By: /s/   G. TOM GUNN
                                      ------------------------------------
                                                   G. Tom Gunn
                                              Senior Vice President,
                                                Investment Division